                                                                      EX-99.1

[LOGO OF MELLON BANK CORPORATION]                     News Release


             ANALYSTS:
             --------
             Donald J. MacLeod
Contact:     (412) 234-5601                           Corporate Affairs
                                                      One Mellon Bank Center
             MEDIA:                                   Pittsburgh, PA 15258-0001
             ------
             Margaret Kirch Cohen      Tilda Walsh
             (412) 234-0850            (412) 234-5873

- -------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE


                  MELLON REPORTS FIRST QUARTER 1995 EARNINGS
                  ------------------------------------------

. Earnings Per Common Share and Net Income Applicable to Common Stock Both Increase 13 Percent

.  Return on Common Shareholders' Equity Reaches 17.55 Percent for Quarter


PITTSBURGH, April 18, 1995 -- Mellon Bank Corporation today reported first quarter 1995 earnings per common share of $1.08 and net income applicable to common stock of $160 million, compared with $.96 per common share and $141 million in the first quarter of 1994. Annualized return on common shareholders' equity and return on assets were 17.55 percent and 1.77 percent, respectively, in the first quarter of 1995, compared with 16.12 percent and 1.67 percent, respectively, in the first quarter of 1994.

"Our first quarter performance reflects a strong net interest margin and continued emphasis on cost control," said Frank V. Cahouet, chairman, president and chief executive officer. "Even though Mellon has the highest common shareholders' equity ratio among large banks, our return on common shareholders' equity has increased significantly during the last several years, now outpacing the banking industry."

Net interest revenue for the quarter was $389 million, up 6 percent from $367 million in the same prior-year period. Fee revenue was $399 million, down 8 percent from $436 million in the first quarter of 1994. The decrease was attributable primarily to lower mutual fund administration and management revenues, due in part to the sale of the third-party mutual fund administration business in 1994 and lower levels of assets under

Mellon Reports Earnings
April 18, 1995
Page 2


management. In addition, the decrease in fee revenue reflects one-time gains on the sale of interests in certain partnerships recorded in the first quarter of 1994.

Operating expense for the first quarter of 1995 was $495 million, down from $530 million in the first quarter of 1994, primarily as a result of lower marketing expenses related to the CornerStone/sm/ MasterCard, which was launched in January 1994, as well as lower expenses for professional and other purchased services.

The provision for credit losses was $20 million in the first quarter of 1995, unchanged from the prior-year period. Net credit losses were $26 million, up from $17 million in the first quarter of 1994, principally reflecting higher losses on the CornerStone/sm/ MasterCard product, which experienced a significant increase in outstanding balances generated since its introduction.

Nonperforming assets totaled $243 million at March 31, 1995, up slightly from $239 million at Dec. 31, 1994. Nonperforming assets decreased by $71 million, or 23 percent, compared with March 31, 1994.

With balance sheet assets of approximately $40 billion and assets under management or administration of approximately $850 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh, providing a full range of banking and investment products and services to individuals and small, midsized and large businesses and institutions.

                                      ###

Note:  Detailed supplemental information follows.

Mellon Reports Earnings
April 18, 1995
Page 3



Net Interest Revenue
- --------------------

(taxable equivalent basis)           Quarter ended
                                       March 31,
(dollar amounts in millions)          1995   1994      Increase
- ----------------------------------------------------------------

Net interest revenue               $   392   $   371   $   21
- ----------------------------------------------------------------
Average loans                      $26,670   $24,636   $2,034
- ----------------------------------------------------------------
Average interest-earning assets    $33,106   $32,085   $1,021
- ----------------------------------------------------------------
Net interest margin                   4.80%     4.69%      11 bp
- ----------------------------------------------------------------

The improvement in net interest revenue and the net interest margin in the first quarter of 1995, compared with the first quarter of 1994, primarily resulted from a higher level of interest-earning assets as well as a higher-yielding asset mix as lower-yielding money market assets were replaced with higher-yielding loans. Average loans increased $2.0 billion, or 8%, while money market assets decreased $.9 billion. The increase in average loans resulted primarily from a $1.0 billion increase in credit card loans including $.8 billion related to the CornerStone/sm/ credit card product, a $.9 billion increase in retail loans and a $.8 billion increase in domestic wholesale loans. Loan growth was offset in part by a $.5 billion decrease in average loans related to the Corporation's seasonal tax refund anticipation loan program that was not offered in 1995. Excluding the tax refund anticipation loans, average loans increased 10% in the first quarter of 1995 compared to the first quarter of 1994. Net interest revenue increased in the first quarter of 1995 despite the loss of revenue from the Corporation's seasonal tax refund anticipation loan program. This program contributed 11 basis points to the net interest margin in the first quarter of 1994.

Mellon Reports Earnings
April 18, 1995
Page 4


Credit Quality Expense and Net Credit Losses
- --------------------------------------------
                                                        Quarter ended
                                                          March 31,
(dollar amounts in millions)                             1995   1994     Inc/(Dec)
- ----------------------------------------------------------------------------------

Provision for credit losses                             $  20    $ 20       $--
Net revenue of acquired property                           (4)     (8)       (4)
- ----------------------------------------------------------------------------------
   Credit quality expense                               $  16    $ 12       $ 4
- ----------------------------------------------------------------------------------

Net credit losses (recoveries)(a):
 Domestic:
  Consumer credit                                       $  31    $ 14       $17
  Commercial real estate                                    -      (3)        3
  Commercial and financial                                 (3)      3        (6)
- ----------------------------------------------------------------------------------
   Total domestic                                          28      14        14
- ----------------------------------------------------------------------------------
 International                                             (2)      3        (5)
- ----------------------------------------------------------------------------------
   Total net credit losses                              $  26    $ 17       $ 9
- ----------------------------------------------------------------------------------
Annualized net credit losses
 to average loans                                         .40%    .27%       13 bp
- ----------------------------------------------------------------------------------

(a) Excludes net credit losses on segregated assets.


Credit quality expense increased in the first quarter of 1995, compared with the prior-year period as a result of lower gains on the sale of acquired property. The provision for credit losses was unchanged.

The increase in net credit losses compared with the first quarter of 1994 resulted from a $17 million increase in credit card losses, including $15 million related to the CornerStone/sm/ portfolio. The Corporation expects a further increase in the level of net credit losses from the CornerStone/sm/ portfolio due to the significant increase in outstandings that this product has generated since it was introduced in January 1994. At March 31, 1995, this portfolio, which has yet to reach a mature level of delinquencies and credit losses, had total outstandings of $902 million.

Mellon Reports Earnings
April 18, 1995
Page 5


Noninterest Revenue
- -------------------
                                           Quarter ended
                                              March 31,
(in millions)                               1995   1994      Inc/(Dec)
- ----------------------------------------------------------------------
Fee revenue:
Trust and investment management            $ 219     $255    $(36)
Cash management and deposit
 transaction charges                          47       51      (4)
Mortgage servicing                            25       16       9
Foreign currency and securities trading       24       19       5
Credit card                                   19       14       5
Information services                          16       20      (4)
Other                                         49       61     (12)
- ----------------------------------------------------------------------
   Total fee revenue                         399      436     (37)
Gains (losses) on sale of securities          (1)       2      (3)
- ----------------------------------------------------------------------
   Total noninterest revenue               $ 398     $438    $(40)
- ----------------------------------------------------------------------

The decrease in trust and investment management fees in the first quarter of 1995, compared with the prior-year period, resulted from several factors.
Mutual fund administration and custody fees decreased $16 million and included an $8 million decrease in revenue related to the second quarter 1994 sale of the Boston-based third-party mutual fund administration business as well as a $4 million decrease at Dreyfus. Securities lending revenue decreased $10 million from its peak level in the first quarter of 1994. In addition, revenue from the management of Dreyfus' mutual fund assets decreased $6 million. The decrease in securities lending revenue primarily resulted from narrowing margins in a period of rising short-term interest rates as well as a lower volume of securities lent in the first quarter of 1995. The lower revenue from the management of mutual funds resulted from a lower average level of mutual fund assets managed.
Average funds managed at Dreyfus in the first quarter of 1995 were $68 billion compared with $78 billion in the first quarter of 1994. This decrease resulted primarily from a $5 billion reduction in average institutional money market assets managed

Mellon Reports Earnings
April 18, 1995
Page 6


and a $4 billion reduction in average bond funds. At March 31, 1995 total mutual funds assets managed at Dreyfus were $69 billion compared to $66 billion at December 31, 1994.

The decrease in cash management and deposit transaction charges primarily reflected a shift to deposit balance-based compensation from fee-based compensation as the method of payment for cash management services due to the 300 basis point increase in short-term interest rates since the first quarter of 1994.

The increase in mortgage servicing fees, compared with the prior-year period, primarily resulted from ongoing acquisitions of mortgage servicing rights. The total mortgage servicing portfolio increased approximately $11 billion from March 31, 1994, to $37 billion.

Credit card revenue increased in the first quarter of 1995, compared with the first quarter of 1994, primarily as a result of fee revenue generated by the Corporation's CornerStone/sm/ credit card product. The decrease in information services fees, compared with the prior-year period, resulted in part from revenue recorded in the first quarter of 1994 related to special stock transfer services transactions as well as lower customer activity in this period. The increase in foreign currency and securities trading fee revenue in the first quarter of 1995 was attributable to higher foreign exchange fees earned, primarily as a result of increased global custody and corporate customer activity.

Mellon Reports Earnings
April 18, 1995
Page 7


The decrease in other fee revenue in the first quarter of 1995, compared with the first quarter of 1994, primarily resulted from approximately $13 million of one-time net gains recorded at Dreyfus in the first quarter of 1994 from the sale of certain non-strategic interests in partnerships, in anticipation of the August 1994 merger of Dreyfus with the Corporation. Cancellation of the Corporation's seasonal tax refund anticipation loan program reduced other fee revenue $10 million, compared with a year ago, partially offset by a $7 million increase in revenue generated from the electronic filing of income tax returns.

The following table summarizes the major components of the changes in fee revenue in the first quarter of 1995 compared to the first quarter of 1994.


Summary of major components
of the change in fee revenue                   First quarter 1995 compared
                                                  to first quarter 1994
(in millions)                                           Inc/(Dec)
- ----------------------------------------------------------------------------
Gains on sale of partnerships                              $(13)
Mutual fund administration and custody fees
   The Boston Company (Including $8 million
    relating to divestitures)                               (12)
   Dreyfus                                                   (4)
Securities lending revenue                                  (10)
Tax refund anticipation loan fees                           (10)
Mutual fund management fees                                  (6)
Mortgage servicing revenue                                    9
Electronic filing of income tax return fees                   7
Other                                                         2
- ----------------------------------------------------------------------------
   Total change in fee revenue                             $(37)
- ----------------------------------------------------------------------------

Mellon Reports Earnings
April 18, 1995
Page 8



Operating Expense
- -----------------
                                                           Quarter ended
                                                             March 31,
(dollar amounts in millions)                             1995        1994      Inc/(Dec)
- ----------------------------------------------------------------------------------------
Staff expense                                            $240          $245     $ (5)
Net occupancy expense                                      51            50        1
Professional, legal and other purchased services           38            46       (8)
Equipment expense                                          34            37       (3)
Amortization of goodwill, core deposit
 and other identified intangibles                          24            27       (3)
FDIC assessment and regulatory
 examination fees                                          15            16       (1)
Amortization of purchased mortgage
 servicing rights and purchased
 credit card relationships                                 13            12        1
Other expense                                              84           105      (21)
- ----------------------------------------------------------------------------------------
   Operating expense before the net
    revenue of acquired property                          499           538      (39)
- ----------------------------------------------------------------------------------------
Net revenue of acquired property                           (4)           (8)      (4)
- ----------------------------------------------------------------------------------------
   Total operating expense                               $495          $530     $(35)
- ----------------------------------------------------------------------------------------
Average full-time equivalent staff                     24,300        23,900      400
- ----------------------------------------------------------------------------------------
Efficiency ratio (a)                                       63%           67%      (4)
Efficiency ratio excluding amortization of
 goodwill, core deposit and other identified
 intangibles recorded in
 connection with acquisitions                              60            63       (3)
- ----------------------------------------------------------------------------------------

(a) Operating expense before the net revenue of acquired property, as a percentage of revenue, computed on a taxable equivalent basis, excluding securities gains (losses).

Operating expense before the net revenue of acquired property decreased in the first quarter of 1995, compared with the prior-year quarter. This decrease primarily resulted from a reduction in marketing expense related to the CornerStone/sm/ credit card as well as lower professional, legal and other purchased services and staff expense.

Marketing expense was $18 million lower in the first quarter of 1995 compared with a year ago when the CornerStone/sm/ credit card was introduced. The reduction in professional, legal and other purchased services resulted from the integration of data processing operations at The Boston Company and lower consulting expense. The decrease in staff expense primarily resulted from lower pension expense.

Mellon Reports Earnings
April 18, 1995
Page 9


Except for the merger with Dreyfus, which was accounted for under the pooling of interests method, the Corporation historically has accounted for business combinations under the purchase method of accounting, resulting in the recording of goodwill and other identified intangibles which are amortized in future years into operating expense. These intangibles primarily include goodwill from The Boston Company and Meritor acquisitions, as well as core deposit intangibles and covenants not to compete. Net income applicable to common stock, excluding the after-tax impact of the amortization of these intangibles, is shown in the table below:

                                                   Quarter ended
                                                     March 31,
                                                    1995   1994
- ----------------------------------------------------------------
Net income applicable to common stock               $ 160  $ 141
After-tax impact of amortization of intangibles
 from purchase acquisitions                            18     21
- ----------------------------------------------------------------
      Total                                         $ 178  $ 162
- ----------------------------------------------------------------

Income Taxes
- ------------

The Corporation's effective tax rate for the first quarter of 1995 was 37.5%, compared with a 38.5% effective tax rate for the first quarter of 1994. It is currently anticipated that the effective tax rate will remain at approximately 37.5% for the foreseeable future.

Mellon Reports Earnings
April 18, 1995
Page 10


Nonperforming Assets(a)
- --------------------

                                             March 31,   Dec. 31,   March 31,
(dollar amounts in millions)                      1995       1994        1994
- ------------------------------------------------------------------------------
Domestic nonperforming loans:
  Consumer mortgage                              $  58      $  56       $  67
  Commercial real estate                            37         28          57
  Other domestic                                    61         66          56
International nonperforming loans                    -          1          16
- ------------------------------------------------------------------------------
     Total nonperforming loans                     156        151         196
- ------------------------------------------------------------------------------
Acquired property:
  Real estate acquired                             112        116         152
  Reserve for real estate acquired                 (26)       (29)        (35)
- ------------------------------------------------------------------------------
     Real estate acquired, net of reserve           86         87         117
  Other assets acquired                              1          1           1
- ------------------------------------------------------------------------------
     Total acquired property                        87         88         118
- ------------------------------------------------------------------------------
     Total nonperforming assets                  $ 243      $ 239       $ 314
- ------------------------------------------------------------------------------
Nonperforming loans as a percentage of
 total loans                                       .58%       .56%        .80%
Total nonperforming assets as a
 percentage of total loans and net
 acquired property                                 .91%       .89%       1.27%
- ------------------------------------------------------------------------------

(a) Excludes segregated assets.


Nonperforming assets increased $4 million from December 31, 1994, as new additions slightly exceeded repayments, credit losses and asset sales.

Nonperforming assets decreased $71 million compared with March 31, 1994, primarily as a result of the $60 million reduction in nonperforming real estate assets. The reduction primarily resulted from repayments, asset sales and credit losses.


Reserve for Credit Losses
- -------------------------
                                               March 31,   Dec. 31,   March 31,
(dollar amounts in millions)                        1995       1994        1994
- --------------------------------------------------------------------------------
Reserve for credit losses (a)                      $ 601      $ 607       $ 603
Reserve as a percentage of
 total loans                                        2.25%      2.27%       2.46%
- --------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.

Mellon Reports Earnings
April 18, 1995
Page 11


Selected Capital Data
- ---------------------

(dollar amounts in millions,     March 31,      Dec. 31,   March 31,
except per share amounts)             1995          1994        1994
- --------------------------------------------------------------------

Common shareholders' equity         $3,755       $ 3,687     $ 3,635
Common shareholders' equity
 to assets ratio                      9.48%         9.54%       9.68%
Tangible common shareholders'
 equity to assets ratio (a)           7.10%         7.05%       7.07%
Total shareholders' equity          $4,190       $ 4,122     $ 4,227
Total shareholders' equity
 to assets ratio                     10.57%        10.67%      11.26%
Tier I capital ratio                   9.5%(b)      9.48%      10.00%
Total (Tier I and Tier II)
 capital ratio                        12.8%(b)     12.90%      13.50%
Leverage capital ratio                 8.8%(b)      8.67%       8.99%
Book value per common share         $25.63       $ 25.06     $ 24.85(c)
Closing common stock price          $40.75       $30.625     $37.375
Market capitalization               $5,969       $ 4,507     $ 5,371
- --------------------------------------------------------------------

(a) Common shareholders' equity less goodwill, core deposit and other identified intangibles divided by total assets less goodwill, core deposit and other identified intangibles recorded in connection with acquisitions.
(b)  Estimated.
(c) The March 31, 1994 book value per common share assumed full conversion of the Series D preferred stock to common stock. Accordingly, this included the additional paid-in capital on the Series D preferred stock because this paid-in capital had no liquidation preference over the common stock. The Series D preferred stock was converted to common stock in August 1994.


The increase in the Corporation's common shareholders' equity in the first quarter of 1995, compared with a year ago, resulted from earnings retention. The decrease in total shareholders' equity, compared with March 31, 1994, resulted from the redemption of the Corporation's Series H preferred stock.

                                 SUMMARY DATA
                Mellon Bank Corporation (and its subsidiaries)



(dollar amounts in millions,                                    Quarter ended
 except per share amounts;                   March 31,    Dec. 31,   Sept. 30,   June 30,    March 31,
 common shares in thousands)                      1995        1994        1994       1994(a)      1994(a)
                                             ---------    --------   ---------   --------    ---------

Selected key data (b)
- -----------------

  Primary net income per common share         $   1.08    $    .07     $   .42    $   .97      $   .96
  Return on common shareholders'
   equity                                       17.55%       1.10%       6.76%     15.75%       16.12%
  Return on assets                               1.77%        .42%        .81%      1.69%        1.67%
  Yield on interest-earning assets,
   on a taxable equivalent basis                 8.42%       7.92%       7.32%      6.85%        6.65%
  Cost of funds supporting interest-
   earning assets                                3.62%       3.07%       2.66%      2.22%        1.96%
- -----------------------------------
Results excluding certain items (b)(c)
- -------------------------------
  Primary net income per common share         $   1.08    $   1.05     $  1.02    $   .97      $   .96
  Return on common shareholders'
   equity                                       17.55%      16.49%      16.10%     15.75%       16.12%
  Return on assets                               1.77%       1.74%       1.74%      1.69%        1.67%
- -----------------------------------
Average balances for the period (d)
- -------------------------------
  Money market investments                    $  1,230    $  1,213     $ 1,466    $ 1,813      $ 2,147
  Trading account securities                       316         281         351        386          504
  Securities                                     4,890       5,062       5,421      5,306        4,798
  Loans                                         26,670      26,401      25,084     24,251       24,636
  Total interest-earning assets                 33,106      32,957      32,322     31,756       32,085
  Total assets                                  38,886      38,792      38,016     37,497       38,113
  Deposits                                      27,318      27,260      26,963     26,989       27,790
  Total interest-bearing liabilities            27,050      26,373      25,601     24,922       24,851
  Common shareholders' equity                    3,700       3,745       3,755      3,667        3,593
  Total shareholders' equity                     4,135       4,313       4,346      4,260        4,185



Computation of primary net income per common share
- --------------------------------------------------

                                                                       Quarter ended
                                                                          March 31,
                                                                    --------------------
                                                                        1995        1994
                                                                        ----        ----
  Net income applicable to
   common stock                                                      $   160     $   142(e)
                                                                     =======     =======

  Average common shares outstanding                                  146,913     143,595
  Average common shares issuable upon
   conversion of Series D preferred stock
                                                                          --       2,552
  Other common stock equivalents, net of
   shares assumed repurchased                                          1,853       2,395
                                                                     -------     -------

    Total stock and stock equivalents                                148,766     148,542
                                                                     =======     =======

Primary net income per common share (f)                              $  1.08     $   .96
                                                                     =======     =======

- -----------------------
(a) Restated to reflect the merger with Dreyfus which was accounted for as a pooling of interests.
(b) Percentages are annualized where applicable. All amounts are based on unrounded numbers.
(c) Results for the fourth quarter of 1994 exclude the $130 million after tax securities lending charge, as well as the additional $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for the third quarter of 1994 exclude $79 million after tax of merger expenses and $10 million after tax of losses on the disposition of securities available for sale previously owned by Dreyfus.
(d) Computed on a daily average basis.
(e) After adding back Series D preferred stock dividends.
(f) Based on unrounded numbers.

                                         CONDENSED CONSOLIDATED INCOME STATEMENT
                                                         Mellon Bank Corporation


                                                                             Quarter ended
(in millions, except per                                                        March 31,
  share amounts)                                                             --------------
                                                                               1995    1994(a)
                                                                               ----    ----

Interest revenue
- ----------------
Interest and fees on loans (loan fees of $16 and $30)                         $ 583    $436
Interest-bearing deposits with banks                                              7       9
Federal funds sold and resale agreements                                         11       7
Other money market investments                                                    -       2
Trading account securities                                                        6       7
Securities                                                                       78      61
                                                                              -----    ----
     Total interest revenue                                                     685     522

Interest expense
- ----------------
Interest on deposits                                                            205     101
Federal funds purchased and repurchase agreements                                29      10
Other short-term borrowings                                                      34      16
Notes and debentures                                                             28      28
                                                                              -----    ----
     Total interest expense                                                     296     155
                                                                              -----    ----
     Net interest revenue                                                       389     367
Provision for credit losses                                                      20      20
                                                                              -----    ----
     Net interest revenue after provision for credit losses                     369     347

Noninterest revenue
- -------------------
Trust and investment management fees                                            219     255
Cash management and deposit transaction charges                                  47      51
Mortgage servicing fees                                                          25      16
Foreign currency and securities trading                                          24      19
Credit card fees                                                                 19      14
Other                                                                            65      81
                                                                              -----    ----
     Total fee revenue                                                          399     436
Gains (losses) on sales of securities                                            (1)      2
                                                                              -----    ----
     Total noninterest revenue                                                  398     438

Operating expense
- -----------------
Staff expense                                                                   240     245
Net occupancy expense                                                            51      50
Professional, legal and other purchased services                                 38      46
Equipment expense                                                                34      37
Amortization of goodwill, core deposit and
 other identified intangibles                                                    24      27
Other expense                                                                   112     133
Net revenue of acquired property                                                 (4)     (8)
                                                                              -----    ----
     Total operating expense                                                    495     530
                                                                              -----    ----
Income before income taxes                                                      272     255
Provision for income taxes                                                      102      99
                                                                              -----    ----
Net income                                                                      170     156
Dividends on preferred stock                                                     10      15
                                                                              -----    ----
Net income applicable to common stock                                         $ 160    $141
                                                                              =====    ====

Primary net income per common share                                           $1.08    $.96
                                                                              =====    ====
Fully diluted net income per common share                                     $1.07    $.96
                                                                              =====    ====

- --------------------
(a) Restated to reflect the merger with Dreyfus which was accounted for as a pooling of interests.

                                            CONDENSED CONSOLIDATED BALANCE SHEET
                                                         Mellon Bank Corporation



(dollar amounts in millions)                       March 31,   Dec. 31,   March 31,
                                                        1995       1994       1994(a)
                                                   ---------   --------   --------
Assets
- ------
Cash and due from banks                              $ 2,130    $ 2,285     $ 1,803
Money market investments                                 948        860       1,599
Trading account securities                               233         71         268
Securities:
 Available for sale                                    2,112      1,881       2,993
 Investment (approximate fair value
  of $3,103, $3,033 and $2,804)                        3,198      3,244       2,863
Loans, net of unearned discount of
  $63, $62 and $71                                    26,696     26,733      24,537
Reserve for credit losses                               (601)      (607)       (603)
Premises and equipment                                   552        558         519
Acquired property, net of reserves of
 $26, $29 and $35                                         87         88         118
Goodwill                                                 813        824         811
Core deposit and other identified intangibles            201        212         245
Purchased mortgage servicing rights and
 purchased credit card relationships                     375        352         237
Other assets                                           2,875      2,143       2,154
                                                     -------    -------     -------
     Total assets                                    $39,619    $38,644     $37,544
                                                     =======    =======     =======

Liabilities
- -----------
Deposits in domestic offices                         $23,279    $24,100     $25,188
Deposits in foreign offices                            3,726      3,470       1,598
Short-term borrowings                                  4,660      3,472       2,907
Other liabilities                                      2,172      1,912       1,699
Notes and debentures (with original maturities
 over one year)                                        1,592      1,568       1,925
                                                     -------    -------     -------
     Total liabilities                                35,429     34,522      33,317

Shareholders' equity
- --------------------
Preferred stock                                          435        435         592
Common shareholders' equity:
Common stock - $.50 par value
 Authorized - 200,000,000 shares
 Issued - 147,165,480 (b); 147,165,480 (b)
   and 103,504,048 shares                                 74         74          52
Additional paid-in capital                             1,856      1,851       2,043
Retained earnings                                      1,867      1,780       1,725
Warrants                                                  37         37          37
Net unrealized loss on assets
 available for sale (net of taxes) (c)                   (53)       (55)        (16)
Treasury stock of 678,826; - and 7,701,783
 shares at cost                                          (26)         -        (206)
                                                     -------    -------     -------
     Total common shareholders' equity                 3,755      3,687       3,635
                                                     -------    -------     -------
     Total shareholders' equity                        4,190      4,122       4,227
                                                     -------    -------     -------
     Total liabilities and shareholders' equity      $39,619    $38,644     $37,544
                                                     =======    =======     =======

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(a)  Restated to reflect the merger with Dreyfus which was accounted for as a pooling of interests.
(b) Reflects the three-for-two common stock split distributed on November 15, 1994.
(c) In accordance with the January 1, 1994 adoption of FAS No. 115, certain assets available for sale are reported at fair value at March 31, 1995, with the unrealized loss of $53 million, net of taxes, included in common shareholders' equity. The impact of recording the unrealized loss resulted in a reduction of book value per common share of $.36 and a reduction of 12 basis points in the common shareholders' equity to assets ratio at March 31, 1995.